Exhibit 99.1

NEWS RELEASE
16

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Rob Sands Named Constellation Brands CEO
Effective July 26; Richard Sands Remains Chairman

FAIRPORT, N.Y., June 28, 2007 -- Constellation Brands, Inc. (NYSE: STZ, ASX: CBR), a leading international producer and marketer of beverage alcohol, today announced its board of directors has named Robert S. (Rob) Sands, 49, chief executive officer effective July 26, 2007. Richard Sands, 56, will remain active in the company as chairman of the board.

“The board of directors of Constellation Brands has unanimously concurred that it is in the best interests of the company and its stockholders that Rob Sands succeed Richard Sands as the next chief executive officer,” stated James A. Locke III, head of the board’s governance committee. “Rob’s 21 years with the company; his proven knowledge, experience and leadership abilities; established track record in having already served as Constellation’s general counsel, chief operating officer and president; collectively give the board full confidence in his capabilities to lead the company.”

Rob Sands joined Constellation Brands in June 1986 as general counsel overseeing the company’s legal affairs, with an emphasis on its acquisitions. In 1993 he was appointed executive vice president and general counsel and promoted to chief executive officer of Constellation International after the company’s acquisition of the United Kingdom’s Matthew Clark plc in 1998. From 2000 through most of 2002, he served as group president over both the U.K. operations and Canandaigua Wine Company. He was named president and chief operating officer for Constellation Brands In December 2002. He is a member of the company’s board of directors and has a bachelor’s degree from Skidmore College and a law degree from Pace University. Prior to joining Constellation he was an attorney at a Rochester, N.Y., law firm.

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“After 28 years with the company, and the last 14 as chief executive officer, it is time for me to pass the CEO baton, and Rob is the right choice to maintain continuity in Constellation’s ongoing pursuit of True Growth and harvesting opportunities to improve return on invested capital, earnings and free cash flow,” said Richard Sands, Constellation Brands chairman and chief executive officer. “Rob’s focus will be to lead Constellation Brands to the next level of growth and value creation by maintaining the company’s entrepreneurial spirit, decentralized structure, core values and long-term strategic vision. I will be available to provide guidance, although Rob will be running the company, something I firmly believe is the right structure to maximize the company’s future growth potential.”

Richard Sands joined Constellation Brands in August 1979, and subsequently served in various wine production, finance, sales and marketing roles before being named executive vice president in 1982. In May 1986 he was named president and chief operating officer, and was named chief executive officer in 1993. In September 1999 he was named chairman. He has a bachelor’s degree from the University of Vermont, in addition to master’s and doctorate degrees in social psychology from the University of North Carolina.

Resulting from these changes, Keith Wilson, 56, has been promoted to the newly created position of chief administrative officer and he will report to Rob Sands, also effective July 26, 2007. Wilson, who is currently Constellation’s executive vice president and chief human resources officer, will be overseeing the company’s global information technology, human resources and supply chain activities, in addition to having responsibility for the corporate communications and community relations group. Also effective on July 26, 2007, Jose Fernandez, 51, will be promoted to the new position of chief executive officer for Constellation Wines North America, which encompasses the company’s Constellation Wines U.S. and Vincor Canada operations. He is currently chief executive officer for Constellation Wines U.S.

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About Constellation Brands

Constellation Brands, Inc. is a leading international producer and marketer of beverage alcohol in the wine, spirits and imported beer categories, with significant market presence in the U.S., Canada, U.K., Australia and New Zealand. Based in Fairport, N.Y., the company has more than 250 brands in its portfolio, sales in approximately 150 countries and operates approximately 60 wineries, distilleries and distribution facilities. It is the largest wine producer in the world; the largest wine company in the U.S. based upon sales dollar value, the largest wine company in the U.K., Australia and Canada; the second largest wine company in New Zealand; the largest beer importer and marketer in the U.S. through its Crown Imports joint venture with Mexico’s Grupo Modelo; and the third largest spirits company in the U.S. Constellation Brands is an S&P 500 Index and Fortune 500® company. Major brands in the company’s portfolio include Corona Extra, Black Velvet Canadian Whisky, the SVEDKA vodka line, Robert Mondavi wines, Ravenswood, Blackstone, Hardys, Banrock Station, Nobilo, Kim Crawford, Inniskillin, Jackson-Triggs and Arbor Mist. To learn more about Constellation Brands and its product portfolio visit the company’s Web site at www.cbrands.com.

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